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                                                                     EXHIBIT 5.1

KILPATRICK STOCKTON LLP
                                                                      Suite 2800
                                                           1100 Peachtree Street
                                                     Atlanta, Georgia 30309-4530
                                                         Telephone: 404.815.6500
                                                         Facsimile: 404.815.6555
                                                      www.KilpatrickStockton.com

September 26, 2003


Certegy Inc.
11720 Amber Park Drive
Alpharetta, Georgia 30004

         Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Certegy Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), $200,000,000 principal amount of the Company's 4.75% Notes due 2008 (the "New Notes") to be issued under an Indenture dated as of September 10, 2003 (the "Indenture") between the Company and SunTrust Bank, as trustee (the "Trustee"). Following effectiveness of the Registration Statement, the Company intends to issue the New Notes to the several holders of $200,000,000 principal amount of the Company's 4.75% Notes due 2008 (the "Old Notes") in exchange for such Old Notes. This opinion letter is rendered pursuant to Item 21 of Form S-4 and Item 601(b)(5) of the Commission's Regulation S-K.

         We have examined the Old Notes, the proposed form of New Notes, the Indenture, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

         As to certain matters of fact relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and certificates of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters of fact that might have been disclosed by independent verification.

         In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the New Notes will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by each of the parties thereto under the laws of their respective jurisdictions of incorporation or organization, (vii) that all parties to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

         Based upon and subject to the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that the New Notes have been duly and validly authorized for issuance by the Company, and when duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except





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that (x) the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and (y) any provisions thereof providing for interest on interest are not enforceable.

         Our opinion set forth above is limited to the laws of the State of New York and the laws of the State of Georgia and we do not express any opinion herein concerning any other laws. This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinion rendered by us consists of those matters set forth in the fifth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                  Yours truly,

                                  KILPATRICK STOCKTON LLP


                                  By: /s/ Bruce D. Wanamaker
                                     ---------------------------------------
                                     Bruce D. Wanamaker